EXHIBIT 12.1

                  Titanium Metals Corporation and Subsidiaries
    Statements of Computation of Ratio of Earnings to Combined Fixed Charges
                            and Preferred Dividends
                                   (Unaudited)
                          (In millions, except ratios)

                                                                                                                   Pro forma
                                                                     Years ended December 31,                      year ended
                                                --------------------------------------------------------------    December 31,
                                                   2003        2002         2001         2000         1999            2003
                                                ---------    --------     --------     --------     ----------    ------------

Fixed charges:
  Total interest expense                        $    16.4   $    17.1    $  18.3      $    21.5    $    20.8    $     1.7
  Interest capitalized                              -            -            -             1.0          1.3           -
  Preferred stock dividends (1)                     -            -            -            -            -            13.6
  Interest component of rent expense (2)              1.3         1.7        2.0            2.2          2.0          1.3
                                                ---------   ---------    -------      ---------    ---------    ---------
    Total fixed charges                              17.7        18.8       20.3           24.7         24.1         16.6
                                                ---------   ---------    -------      ---------    ---------    ---------

Adjustments:
  Income (loss) before income taxes and
     minority interest                              (11.3)      (67.9)        (9.4)       (57.9)       (47.1)         3.0
  Amortization of capitalized interest                0.3         0.3          0.3          0.3          0.3          0.3
  Interest capitalized                              -            -            -            (1.0)        (1.3)          -
  Equity in losses (earnings) of joint ventures
                                                     (0.5)       (2.0)        (2.5)         0.9          1.7         (0.5)
  Distributions from joint ventures                   1.2         1.0          0.5          0.8          2.0          1.2
  Equity in (earnings) of common securities of
     TIMET Capital Trust I                           (0.4)       (0.4)        (0.4)        (0.4)        (0.4)          -
  Distributions from the Capital Trust              -             0.3          0.7          0.1          0.4           -
                                                ---------   ---------    -------      ---------    ---------    ---------

     Total adjustments                              (10.7)      (68.7)       (10.8)       (57.2)       (44.4)         4.0
                                                ---------   ---------    -------      ---------    ---------    ---------

     Total earnings (losses) available for
        fixed charges                                 7.0   $   (49.9)   $     9.5    $   (32.5)   $   (20.3)   $    20.6
                                                =========   =========    =========    =========    =========    =========

Ratio of earnings to fixed charges (3)                0.4       N/A            0.5        N/A          N/A            1.2
                                                =========   =========    =========    =========    =========    =========


(1) The amount shown for preferred stock dividends is the amount of pre-tax earnings required to pay dividends on all outstanding preferred stock. Because Titanium Metals Corporation has concluded that the realization of its current U.S. deferred income tax assets (including net operating loss carryforwards) do not currently meet the "more-likely-than-not" recognition criteria, the amount of such required pre-tax earnings is equal to the amount of the preferred stock dividends.

(2) The interest expense component of rental expense is calculated as one-third of the aggregate rent expense for each year, which is a reasonable approximation of the interest factor. Rent expense aggregated $5.9 million in 1999, $6.6 million in 2000, $6.1 million in 2001, $5.0 million in 2002 and $4.0 million in 2003.

(3) In 1999, 2000, 2001, 2002 and 2003, fixed charges exceeded earnings available for fixed charges by $44.4 million, $57.2 million, $10.8 million, $68.7 million and $10.7 million, respectively.